EXHIBIT 10.1

Amendment No. 5 to Letter Agreement

THIS AMENDMENT (the “Amendment”) is made as of June 11, 2009, by and between Trinad Capital Master Fund, Ltd. (“Trinad”) and Lateral Media, Inc. (the “Company”).

WHEREAS, the Company entered into that certain letter agreement with Trinad, dated as of July 11, 2007 (the “Loan Agreement”), in connection with a loan from Trinad to the Company of up to a principal amount of $100,000 (the “Loan”); and

WHEREAS, the Company amended the Loan Agreement on November 15, 2007 to (i) increase the principal amount of the Loan to up to $250,000 and (ii) provide that the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing (as defined in the Loan Agreement), to an amount of not less than $500,000; and

WHEREAS, the Company further amended the Loan Agreement on April 18, 2008 to (i) increase the principal amount of the Loan to up to $500,000 and (ii) increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing, to an amount of not less than $750,000; and

WHEREAS, the Company further amended the Loan Agreement on August 1, 2008 to (i) increase the principal amount of the Loan to up to $750,000; (ii) increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing, to an amount of not less than $1,000,000 and (iii) provide that Trinad may, at is option, receive any payment of principal and interest due on the Loan in the form of the Company’s common stock or other securities that may be issued by the Company in the event the Company consummates a financing in connection with a change of control or similar transaction involving the Company, calculated based on the value of the shares of the Company’s common stock or other securities sold or issued by the Company in such financing transaction; and

WHEREAS, reference is made to that certain letter agreement, dated as of December 18, 2008, entered into by and between the Company and Trinad, pursuant to which the aggregate amount of the principal plus accrued and unpaid interest outstanding under the Loan was converted into 1,063,836 shares of the Company’s common stock, and pursuant to which the parties agreed that notwithstanding such conversion, Trinad may continue to make loans to the Company at any time and from time to time in accordance with the Loan Agreement, as amended; and

WHEREAS, the Company further amended the Loan Agreement on April 30, 2009 to (i) increase the principal amount of the Loan to up to $1,000,000 and (ii) provide that the entire outstanding principal amount of the Loan and any accrued interest thereon shall be due and payable by the Company upon, and not prior to, the consummation of a sale of securities (other than a sale of shares of the Company’s common stock to officers, directors or employees of, or consultants to, the Company in connection with their services to the Company), to a third party or parties with proceeds to the Company of not less than $1,250,000; and

WHEREAS, each of the Company and Trinad has agreed to increase the principal amount of the Loan and to amend certain provisions of the Loan Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Loan Agreement as follows:

1.           Amendments. The Loan Agreement is hereby amended to (i) increase the principal amount of the Loan to up to $1,250,000 and (ii) provide that the entire outstanding principal amount of the Loan and any accrued interest thereon shall be due and payable by the Company upon, and not prior to, the consummation of a sale of securities (other than a sale of shares of the Company’s common stock to officers, directors or employees of, or consultants to, the Company in connection with their services to the Company), to a third party or parties with proceeds to the Company of not less than $1,500,000.

2.           This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or understandings between the parties relating to the subject matter hereof.  The statements and agreements in this Amendment shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Acknowledged and agreed to:

LATERAL MEDIA, INC.

By:	/s/ Jeffrey Schwartz
Name: Jeffrey Schwartz
Title: Chief Executive Officer

TRINAD CAPITAL MASTER FUND, LTD.

By:	/s/ Jay Wolf
Name: Jay Wolf
Title: Managing Director